Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FS Investment Corporation IV

We consent to the use in this Registration Statement on Form N-2 of FS Investment Corporation IV of our reports dated March 9, 2018, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 31, 2018, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

July 31, 2018